Exhibit 10.1

LabCorp
Laboratory Corporation of America

AMENDED AND RESTATED

NEW
PENSION
EQUALIZATION
PLAN
“PEP”

Effective    August 30, 2001

LABORATORY CORPORATION OF AMERICA
AMENDED AND RESTATED NEW PENSION EQUALIZATION PLAN

PREAMBLE

Laboratory Corporation of America Holdings (“Parent Company”) originally adopted the Laboratory Corporation of America New Pension Equalization Plan (“Plan”), effective as of November 20, 1996. This Plan is entirely separate from the Laboratory Corporation of America Pension Equalization Plan. This amended and restated Plan is adopted effective as of August 30, 2001.

The Plan supplements the benefits provided by the Laboratory Corporation of America Cash Balance Retirement Plan (“Cash Balance Plan”) to certain executives (“Participants”) by establishing two alternative minimum benefit formulas. To the extent a Participant’s minimum benefit is bigger than his or her Cash Balance Plan benefit, the excess will be paid under this Plan. The two alternative minimum benefit formulas under this Plan are:

•	The Normal Minimum Benefit, which is an improved version of the NHL retirement formula set forth in Section 5.1.2 of the Cash Balance Plan, but applied without regard to certain benefit limitations imposed by the Internal Revenue Code of 1986 (“Code”), and assuming that the Cash Balance Plan caps pensionable compensation at $300,000 (indexed annually for inflation). See the Glossary.

•	The RBL Minimum Benefit, which is an improved version of the minimum benefit formula used by The Supplemental Executive Retirement Plan of Roche Biomedical Laboratories, Inc. (“RBL SERP”), but applied without regard to the same Code limitations and assuming the same compensation caps as generally applicable to the Normal Minimum Benefit. See the Glossary.

Each minimum benefit formula includes two improvements over the formula on which it is based: Service and compensation with any predecessor company, in the manner provided and as listed on Exhibit A, will be taken into account and higher dollar limits on pensionable compensation will be applied.

When an Employee becomes a Participant in this Plan, the benefits to be paid under this Plan are offset and reduced dollar for dollar by any and all benefits paid or payable to the Participant under the RBL SERP on an Actuarially Equivalent basis. For purposes of calculating this offset, the spousal death benefit under the RBL SERP shall be taken into account.

This Plan is an unfunded, nonqualified, “top hat” pension plan that is governed by the Employee Retirement Income Security Act of 1974 (“ERISA”).

The glossary at the end of this document defines the capitalized terms used in this Plan.

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ARTICLE ONE

PARTICIPATION

1.1 Commencement of Participation

An Employee shall be a Participant in the Plan if he or she meets all three of the following requirements:

(a)	The Employee has satisfied all applicable eligibility requirements (including, without limitation, any waiting period) under the Cash Balance Plan and the Employee’s benefits under the Cash Balance Plan are reduced because of the limitation of benefits imposed by Sections 415, 401(a)(17), or 401(a)(4) of the Code;

(b)	The Employee is, on or after November 20, 1996, a part of a select group of management or highly compensated employees, as defined in ERISA Sections 201(2), 301(a)(3), and 401(a)(1); and

(c)	The Parent Company’s chief executive officer elects, in his or her sole discretion, to make the Employee a Participant by notifying the Employee in writing that he or she is participating in the Plan. An Employee’s participation shall commence as of the date specified by the Parent Company’s chief executive officer in writing in such notice and shall cease in accordance with Article 1.3(a).

1.2 Offset of Rights Under Prior Plan

By accepting benefit accruals under this Plan, a Participant’s benefit paid or payable under the RBL SERP shall reduce the benefits to be paid under this Plan dollar for dollar on an Actuarially Equivalent basis. If a Participant has received, or is entitled to receive, equal or greater benefits under the RBL SERP than under this Plan, the Participant shall receive no benefits under this Plan. For purposes of calculating this offset, the RBL SERP spousal death benefit shall be taken into account.

1.3 Cessation of Participation

(a)	Cessation of Benefit Accruals: A Participant shall cease accruing benefits on the first to occur of the following: (1) the day he or she ceases to be a senior vice president or more senior officer of an Employer; (2) the day the Parent Company’s chief executive officer, acting in his or her sole discretion, elects to discontinue the Participant’s benefit accruals; or (3) the day the Plan is terminated or is amended to discontinue the Participant’s benefit accruals.

(b)	Cessation of Participant Status: A Participant shall cease to be a Participant when he or she is no longer accruing benefits under this Plan and no future payments are due.

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ARTICLE TWO

RETIREMENT BENEFITS

2.1 Normal Retirement Benefit

A Participant who has completed five years of Service shall receive a Retirement Benefit equal to his or her Normal Minimum Benefit or RBL Minimum Benefit, whichever is applicable, in either case reduced by the Participant’s Cash Balance Plan benefit (expressed as an Actuarially Equivalent benefit commencing at the same time and in the same form as the Retirement Benefit under this Plan). The RBL Minimum Benefit is applicable to a Participant who was participating in the RBL SERP when he or she became a Participant; the Normal Minimum Benefit is applicable to all other Participants.

2.2 Early Retirement

If a Participant’s Retirement Benefit commences before his or her Normal Retirement Date, his or her Retirement Benefit will be reduced by ½ of 1% for each month by which the benefit commencement date precedes the Participant’s 65th birthday. In effecting this reduction as to a Participant to whom the RBL Minimum Benefit is applicable, the portion of his or her Retirement Benefit that is subject to reduction is the amount by which that Benefit exceeds the retiree health allowance component of the Participant’s RBL Minimum Benefit.

2.3 Vesting and Forfeitures

(a)	Vesting: A Participant’s Retirement Benefit under this Plan shall become Vested when he or she completes five years of Service.

(b)	Forfeitures: When a Participant terminates Employment, his or her Retirement Benefit under this Plan shall be forfeited except to the extent it is Vested.

2.4 Form and Time of Payments

Subject to the small benefit provisions of Section 2.8, a Participant’s Retirement Benefit under this Plan will be paid as follows:

(a)	If the Participant is Not Married When His or Her Retirement Benefit Commences: The Participant’s Retirement Benefit shall be paid in the form of a life and 10 year certain annuity, payable monthly, commencing on the Participant’s Early or Normal Retirement Date, but not before the Participant terminates Employment. The monthly payment shall be the amount determined under Section 2.1, subject to reduction under Section 2.2 for early retirement.

(b)	If the Participant is Married When His or Her Retirement Benefit Commences: The Participant’s Retirement Benefit shall be paid in the form of a joint and 50% surviving spouse annuity, payable monthly, commencing on the Participant’s Early or Normal Retirement Date, but not before the Participant

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terminates Employment. This benefit shall be Actuarially Equivalent to the Retirement Benefit the Participant would receive under subsection (a) if he or she were unmarried.

2.5 Death Before Retirement Benefits Commence

If a Participant who has completed five years of Service dies while employed by an Employer, a Spousal Death Benefit shall be paid to his or her surviving spouse, if any. This Spousal Death Benefit shall be 50% of the Vested Retirement Benefit that would have been payable to the Participant from this Plan if the Participant had begun to receive his or her Retirement Benefit as of the day he or she died. Subject to the small benefit provisions of Section 2.8, the Spousal Death Benefit shall be payable for the life of the Participant’s surviving spouse. The Vested Retirement Benefit that would have been payable to a Participant who dies before age 55 shall be Actuarially Equivalent to the Vested Retirement Benefit that would have been payable had the Participant just attained age 55 at the time of his or her death.

If any Participant dies while employed by an Employer without a surviving spouse, no benefits will be paid under this Plan.

2.6 Death After Retirement Benefits Commence

If, upon the death of a Participant, a deceased Participant’s Retirement Benefit was being paid in the form of a joint and 50% surviving spouse annuity and the Participant is survived by the spouse to whom he or she was married when the Retirement Benefit commenced, that surviving spouse will receive monthly payments for the rest of his or her life of half the amount the Participant had been receiving under this Plan. If a deceased Participant’s Retirement Benefit was being paid in the form of life and 10 year certain annuity and the Participant dies before receiving 120 monthly payments, monthly payments shall continue and shall be paid to the Participant’s beneficiary until the Participant and the beneficiary collectively have received 120 payments. A Participant’s estate shall be his or her beneficiary unless the Participant is survived by one or more beneficiaries designated by the Participant in the manner prescribed by the Administrator.

2.7 Annual Benefit Statements

During the first quarter of each calendar year, the Administrator shall give each Participant who is accruing benefits under this Plan a benefit statement showing the Retirement Benefit that would be payable as of the Participant’s Normal Retirement Date if the Participant had terminated Employment on December 31 of the preceding calendar year. That statement shall conclusively determine the amount of the Participant’s Retirement Benefit at his or her Normal Retirement Date, except that any errors in the statement may be corrected by the Administrator by delivery of a substitute statement to the Participant. A Participant shall irrevocably waive any right he or she may have to have a benefit statement corrected if the Participant fails to bring the error to the Administrator’s attention within 90 days after receiving the erroneous statement. If the Administrator fails to provide a benefit statement to a Participant, the Participant shall irrevocably waive any right he or she may have to the benefit accruals that would have

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been evidenced by that benefit statement unless the Participant requests a benefit statement before the end of the calendar year in which it was due.

2.8 Small Benefits

When an Employee terminates Employment or dies, if the Actuarially Equivalent lump sum present value of his or her Vested Retirement Benefit or Spousal Death Benefit does not exceed $20,000.00, the Employee (or, if the Spousal Death Benefit is payable, his or her surviving spouse) shall be paid such lump sum present value in lieu of the periodic payments that would otherwise be paid. This lump sum payment shall be made as soon as administratively feasible after the Employee’s death or termination of Employment.

2.9 Years of Service

Notwithstanding any other provisions of this Plan, for purposes of calculating a Participant’s Retirement Benefit or a Spousal Death Benefit under the Plan, a Participant’s years of Service shall not include any waiting period imposed by the Cash Balance Plan (as required to be eligible to participate in this Plan). (See Section 1.1(a).) For purposes of determining years of Service under this Plan, the waiting period shall be determined as follows: (a) if a Participant became an Employee prior to January 1, 1985, the waiting period shall be until the Participant has both reached the age of 25 and attained one year of Service; and (b) if a Participant became an Employee on or after January 1, 1985, the waiting period shall be until the Participant has both reached the age of 21 and attained one year of Service. In determining a Participant’s waiting period, the Participant’s applicable entry date under the Cash Balance Plan shall be taken into consideration.

2.10 Discretionary Benefits

The Board of Directors may, in its sole discretion, provide any one or more Participants with additional benefits under this Plan. The Board of Directors may provide these additional benefits by granting credit for additional years of Service (whether or not actually performed) and/or credit for additional pensionable compensation (whether or not actually earned or paid) towards the calculation of a Retirement Benefit or Spousal Death Benefit. The amount of additional benefits that may be provided are not limited except that all such benefits must constitute reasonable compensation for the services rendered by a Participant under Code Section 162.

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ARTICLE THREE

ADMINISTRATION OF THE PLAN

3.1 Duties of the Administrator

The Administrator shall be responsible for the general administration and management of the Plan and shall administer the Plan in accordance with its terms. The Administrator shall have all powers and duties necessary to fulfill its responsibilities, including, but not limited to, the following powers and duties:

(a)	To determine all questions relating to the eligibility of Employees to participate;

(b)	To determine and compute the amount payable to Participants and their spouses and beneficiaries;

(c)	To maintain all records necessary for the administration of the Plan;

(d)	To adopt or modify Plan rules for the regulation or application of the Plan; such rules may establish administrative procedures or requirements that modify the terms of this Plan; and

(e)	To administer the claims procedure set forth in Section 3.4.

3.2 Expenses

The expense of administering the Plan and paying Plan benefits shall be borne jointly and severally by the Employers. The Parent Company may bill other Employers for their proportionate share of that expense on any basis it deems to be reasonable.

3.3 Exculpation and Indemnification

Except as otherwise provided by law, no person who is an Employee, officer, or director of an Employer shall incur any liability on account of any matter related to the Plan or Plan administration unless he or she acted in bad faith or willfully neglected his or her duties with respect to the Plan. The Employers shall jointly and severally indemnify and hold harmless each such person against any and all loss, liability, claim, damage, cost, and expense that may arise by reason of, or be based upon, any matter connected with or related to the Plan or the administration thereof and all expenses whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or in settlement of any such claim.

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3.4 Claims Procedure

(a)	Claims Normally Not Required: Normally, a Participant does not need to present a formal claim to receive benefits payable under this Plan.

(b)	Disputes: If any person (“Claimant”) believes that benefits are being denied improperly, that the Plan is not being operated properly, that the persons administering the Plan have breached their duties, or that the Claimant’s legal rights are being violated with respect to the Plan, the Claimant must file a formal claim with the Administrator. This requirement applies to all claims that any Claimant has with respect to the Plan, including claims against persons who administer or administered the Plan, except to the extent the Administrator determines, in its sole and exclusive judgment, that it does not have the power to grant all relief reasonably being sought by the Claimant.

(c)	Time for Filing Claims: A formal claim must be filed within 90 days after the date upon which the Claimant first knew or should have known of the facts upon which the claim is based, unless the Administrator in writing consents otherwise. The Administrator shall provide a Claimant, upon request, with a copy of the claim procedures established under subsection (d).

(d)	Procedures: The Administrator shall adopt procedures for considering claims, which it may amend from time to time, as it sees fit. These procedures shall comply with all applicable legal requirements. These procedures may provide that final and binding arbitration shall be the ultimate means of contesting a denied claim (even if the Administrator or its delegates have failed to follow these prescribed procedures with respect to the claim). The right to receive benefits under this Plan is contingent on a Claimant using the prescribed claims and arbitration procedures to resolve any Claim. Therefore, if a Claimant seeks to resolve any claim by any means other than the prescribed claims and arbitration provisions, he or she must repay all benefits received under the Plan and shall not be entitled to any further Plan benefits.

3.5 Administrator Action

(a)	Discretion: The Administrator is responsible for the general administration and management of the Plan and shall have all powers and duties necessary to fulfill its responsibilities, including, but not limited to, the discretion to interpret and apply the Plan and to determine all questions relating to eligibility for benefits. The Plan shall be interpreted in accordance with its terms and their intended meanings. However, the Administrator shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion the Administrator deems to be appropriate in the Administrator’s sole and exclusive judgment and to make any findings of fact needed in the administration of the Plan. The validity of any such interpretation, construction, decision, or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary or capricious.

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(b)	Finality of Determinations: All actions taken and all determinations made in good faith by the Administrator will be final and binding on all persons claiming any interest in or under the Plan. To the extent the Administrator has been granted discretionary authority under the Plan, the Administrator’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter.

(c)	Drafting errors: If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Administrator in the Administrator’s sole and exclusive judgment, the provision shall be considered ambiguous and shall be interpreted by the Administrator in a fashion consistent with its intent, as determined in its sole and exclusive judgment. The Administrator shall amend the Plan retroactively to cure any such ambiguity.

(d)	Scope: This Section may not be invoked by any person to require the Plan to be interpreted in a manner inconsistent with its interpretation by the Administrator.

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ARTICLE FOUR

AMENDMENT AND TERMINATION OF THE PLAN

4.1 Amendments

The Board of Directors may at any time amend this Plan, in whole or in part, prospectively or retroactively, but no amendment shall significantly reduce the present value of a Participant’s Vested Retirement Benefit or significantly change the dates on which benefit payments are to be made, except as provided in Section 4.2.

4.2 Termination

The Board of Directors shall have the right at any time to declare the Plan terminated completely as to it or as to any of its subsidiaries, divisions, facilities, operational units, or job classifications. Upon termination of the Plan with respect to an Employer, the Administrator may at its option accelerate distribution of the Vested Retirement Benefits of each of the Employer’s Participants and pay their benefits to them in the form of Actuarially Equivalent lump sum payments.

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ARTICLE FIVE

MISCELLANEOUS PROVISIONS

5.1 Successors

A successor to an Employer may assume Plan obligations with respect to a Participant. Notwithstanding such an assumption, to the extent the successor fails to pay Plan benefits that it has assumed, the Employers shall pay such benefits, except to a person who has released the Employers from this secondary liability.

5.2 Alienation

The rights of a Participant, spouse, or beneficiary under the Plan shall not be subject to the claim of any creditor, nor to attachment or garnishment or other legal process by any creditor, other than an Employer. A Participant, spouse, or beneficiary shall not have the right to alienate, anticipate, commute, pledge, encumber, or assign any of the Plan benefits or payments or proceeds that the individual may expect to receive, contingently or otherwise, under the Plan.

5.3 Division of Benefits by Domestic Relations Orders

The Administrator may follow any domestic relations order to the extent the Administrator determines it must comply with such order.

5.4 No Funding

This Plan shall not create, or be construed to create, a trust of any kind or any fiduciary relationships. To the extent that any person acquires a right to receive payments from an Employer under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer.

5.5 Limitation on Rights of Employees

The Plan is strictly a voluntary undertaking on the part of the Employers and shall not constitute a contract between any Employer and any Employee, or consideration for, or an inducement or condition of, the Employment of an Employee. Nothing contained in the Plan shall give any Employee the right to be retained in the Service of any Employer or to interfere with or restrict the right of each Employer, which is hereby expressly reserved, to discharge or retire any Employee at any time for any reason not prohibited by statute or an explicit, written, integrated employment agreement, without the Employer being required to show cause for the termination. Except as otherwise required by statute, inclusion under the Plan will not give any Employee any right or claim to any amount hereunder except to the extent such right has specifically become fixed under the terms of the Plan. The doctrine of substantial performance shall have no application to Employees, Participants, spouses, or beneficiaries. Each condition and provision has

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been carefully considered and constitutes the minimum limit on performance that will give rise to the applicable right.

5.6 Withholding

The Employers shall be entitled to withhold taxes from any payment made under this Plan to the extent required by law.

5.7 Service of Process

The Secretary of the Parent Company is hereby designated as agent for the service of legal process on the Plan.

5.8 Governing Law

The Plan shall be interpreted, administered, and enforced in accordance with ERISA, and the rights of Participants and all other persons shall be determined in accordance with ERISA. To the extent that state law is applicable, however, the laws of the State of North Carolina shall apply.

5.9 Plurals

        Where the context so indicates, the singular shall include the plural and vice versa.

5.10 Titles

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction for the Plan.

5.11 References

Unless the context clearly indicates to the contrary, a reference to a Plan provision or document shall be construed as referring to any subsequently adopted or executed counterpart.

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ARTICLE SIX

DETAILED CLAIMS AND ARBITRATION PROCEDURES

6.1 Claims Procedure

(a)	Initial Claims: All claims shall be presented to the Administrator in writing. A claims official appointed by the Administrator shall, within 90 days after receiving the claim, consider the claim and issue his or her determination thereon in writing. If the claims official determines that special circumstances require an extension of time for processing the claim, the claims official may extend the determination period for up to an additional 90 days by giving the Claimant written notice. The written notice shall be furnished to the Claimant prior to the termination of the initial 90-day period and shall indicate the special circumstances requiring the extension of time. Any claims that the Claimant does not pursue in good faith though the initial claims stage shall be treated as having been irrevocably waived.

(b)	Claims Decisions: If the claim is granted, the benefits or relief the Claimant seeks shall be provided. If the claim is wholly or partially denied, the claims official shall, within 90 days after receiving the claim (or such longer period as described above), provide the Claimant with written notice of the denial, setting forth, in a manner calculated to be understood by the Claimant: (1) the specific reason or reasons for the denial; (2) specific references to the Plan provisions on which the denial is based; (3) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and (4) a description of the procedures for appealing denied claims (and the time limits applicable thereto) and a statement of the Claimant’s right to request arbitration under Section 6.2 if the Claimant’s appeal is denied.

(c)	Appeal of Denied Claims: Each Claimant shall have the opportunity to appeal the claims official’s denial of a claim in writing to an appeals official appointed by the Administrator (which may be a person, committee, or other entity). A Claimant must appeal a denied claim within 60 days after receipt of written notice of denial of the claim. The Claimant (or his or her duly authorized representative) shall be provided, upon written request and free of charge, with reasonable access to and copies of all pertinent documents, records, and other information in connection with the appeals proceeding and may submit written comments, documents, records, and other information relating to the claim. The Claimant may also present evidence and theories during the appeal whether or not the Claimant presented said information during the initial claims stage. Any claims that the Claimant does not pursue in good faith through the appeals stage shall be treated as having been irrevocably waived.

(d)	Appeals Decision: The decision by the appeal official shall be made not later than 60 days after the written appeal is received by the Administrator, unless special circumstances require an extension of time, in which case a decision shall

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be rendered as soon as possible, but not later than 120 days after the appeal was filed. The Administrator shall provide the Claimant with written notice of the 60-day extension prior to the end of the initial 60-day period. The written notice shall indicate the special circumstances requiring the extension and the date by which the Administrator expects to render a decision. The appeals decision shall be in writing, shall be set forth in a manner calculated to be understood by the Claimant, and shall include (1) specific reasons for the decision as well as specific references to the Plan provisions on which the decision is based, if applicable; (2) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits; and (3) the Claimant’s right to request arbitration under Section 6.2.
(e)	Procedures: The Administrator shall adopt procedures by which initial claims shall be considered and appeals shall be resolved; different procedures may be established for different claims. However, in making all decisions on claims, the Administrator shall, where appropriate, apply the Plan consistently to similarly-situated individuals. All procedures shall be designed to afford a Claimant full and fair consideration of his or her claim. To the extent permitted, notice of a claim decision may be provided by electronic notification. Any such electronic notification shall comply with the standards imposed by Department of Labor Regulation 2520.104b-1(c)(i), (iii), and (iv).

(f)	Arbitration of Rejected Appeals: If a Claimant has pursued his or her claim throughout the appeals stage of these claims procedures, the Claimant may contest the denial of that claim through arbitration, as described below. In no event shall any such denied claim be subject to resolution by any means (such as in a court of law) other than arbitration in accordance with the following provisions.

6.2 Arbitration Procedure

(a)	Request for Arbitration: A Claimant must submit a request for arbitration to the Administrator within 60 days after receipt of the written denial of his or her appeal. The Claimant or the Administrator may bring an action in any court of appropriate jurisdiction to compel arbitration in accordance with these procedures.

(b)	Applicable Arbitration Rules: If the Claimant has entered into a valid arbitration agreement with his or her Employer, the arbitration shall be conducted in accordance with that agreement. If not, the rules set forth in the balance of these Procedures shall apply: The arbitration shall be held under the auspices of either the American Arbitration Association (“AAA”) or the Judicial Arbitration and Mediation Service (“JAMS”), whichever is chosen by the party who did not initiate the arbitration. Except as provided below, the arbitration shall be in accordance with the AAA’s then-current Model Employment Arbitration Procedures (if the AAA is selected) or JAMS’ then-current Employment Arbitration Rules (if JAMS is selected). The Arbitrator shall apply the Federal Rules of Evidence and shall have the authority to entertain a motion to dismiss or a motion for summary judgment by any party and shall apply the standards

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governing such motions under the Federal Rules of Civil Procedure. The Federal Arbitration Act shall govern all arbitrations that take place under this Article Six (or that are required to take place hereunder), and shall govern the interpretation or enforcement of the arbitration procedures or any arbitration award. To the extent that the Federal Arbitration Act is inapplicable, the North Carolina Uniform Arbitration Act (Sections 1-567.1 et seq. of the North Carolina General Statutes as they exist now or as they may be amended in the future) shall apply.
(c)	Arbitrator: The Arbitrator shall be an attorney familiar with employee benefit matters who is licensed to practice law in the state in which the arbitration is convened. The Arbitrator shall be selected in the following manner from a list of 11 arbitrators drawn by the sponsoring organization under whose auspices the arbitration is being conducted and taken from its panel of labor and employment arbitrators: Each party shall designate all arbitrators on the list whom they find acceptable; the parties shall then alternately strike arbitrators from the list of arbitrators acceptable to both parties, with the party who did not initiate the arbitration striking first. If only one arbitrator is acceptable to both parties, he or she will be the Arbitrator. If none of the arbitrators are acceptable to both parties, a new panel of arbitrators shall be obtained from the sponsoring organization and the selection process shall be repeated.

(d)	Location: The arbitration will take place in or near the city in which the Claimant is or was last employed by an Employer or in which the Plan is principally administered, whichever is specified by the Administrator, or in such other location as may be acceptable to both the Claimant and the Administrator.

(e)	Authority of Arbitrator: The Arbitrator shall have the authority to resolve any factual or legal claim relating to the Plan or relating to the interpretation, applicability, or enforceability of these arbitration procedures, including, but not limited to, any claim that the procedures are void or voidable. The Arbitrator may grant a Claimant’s claim only if the Arbitrator determines that it is justified because: (1) the appeal official erred upon an issue of law; or (2) the appeal official’s findings of fact, if applicable, were not supported by substantial evidence. The arbitration shall be final and binding upon all parties.

(f)	Limitation on Scope of Arbitration: The Claimant may not present any evidence, facts, arguments, or theories at the arbitration that the Claimant did not pursue in his or her appeal, except in response to new evidence, facts, arguments, or theories presented on behalf of the other parties to the arbitration. However, the Arbitrator may permit a Claimant to present additional evidence or theories if the Arbitrator determines that the Claimant was precluded from presenting them during the claim and appeal procedures due to procedural errors of the Administrator or its delegates.

(g)	Administrative Record: The Administrator shall submit to the Arbitrator a certified copy of the record upon which the appeal official’s decision was made.

(h)	Experts, Depositions, and Discovery: Except as otherwise permitted by the Arbitrator on a showing of substantial need, either party may: (1) designate one

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expert witness; (2) take the deposition of one individual and the other party’s expert witness; (3) propound requests for production of documents; and (4) subpoena witnesses and documents relating to the discovery permitted in this Section 6.2(h).

(i)	Pre-Hearing Procedures: At least 30 days before the arbitration hearing, the parties must exchange lists of witnesses, including any expert witnesses, and copies of all exhibits intended to be used at the hearing. The Arbitrator shall have jurisdiction to hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person, as the Arbitrator deems necessary.

(j)	Transcripts: Either party may arrange for a court reporter to provide a stenographic record of the proceedings at the party’s own cost.

(k)	Post-Hearing Procedures: Either party, upon request at the close of the hearing, may be given leave to file a post-hearing brief within the time limits established by the Arbitrator.

(l)	Costs and Attorney Fees: The Claimant and his or her Employer shall equally share the fees and costs of the Arbitrator. Upon a showing of material hardship, the Employer, in its discretion, may advance all or part of the Claimant’s share of the fees and costs, in which case the Claimant shall reimburse the Employer out of the proceeds of the arbitration award, if any, that the Claimant receives. Each party shall pay its own costs and attorneys’ fees. The Arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party.

(m)	Procedure for Collecting Costs From Claimant: Before the arbitration commences, the Claimant must deposit with the Administrator his or her share of the anticipated fees and costs for the Arbitrator, as reasonably determined by the Administrator. At least two weeks before delivering his or her decision, the Arbitrator shall send his or her final bill for fees and costs to the Administrator for payment. The Administrator shall apply the amount deposited by the Claimant to pay the Claimant’s share of the Arbitrator’s fees and costs and return any surplus deposit. If the Claimant’s deposit is insufficient, the Claimant will be billed for any remaining amount due. Failure to pay any amount within seven days after it is billed shall constitute the Claimant’s irrevocable election to withdraw his or her arbitration request and abandon his or her claim.

(n)	Arbitration Award: The Arbitrator shall render an award and opinion in the form typically rendered in labor arbitrations. Within 20 days after issuance of the Arbitrator’s award and opinion, either party may file with the Arbitrator a motion to reconsider, which shall be accompanied by a supporting brief. If such a motion if filed, the other party shall have 20 days from the date of the motion to respond, after which the Arbitrator shall reconsider the issues raised by the motion and either promptly confirm or promptly change his or her decision. The decision shall then be final and conclusive upon the parties. Arbitrator fees and other costs of a motion for reconsideration shall be borne by the losing party, unless the Arbitrator orders otherwise. Either party may bring an action in any court of

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appropriate jurisdiction to enforce an arbitration award. A party opposing enforcement of an arbitration award may not do so in an enforcement proceeding, but must bring a separate action in a court of competent jurisdiction to set aside the award. In any such action, the standard of review shall be the same as that applied by an appellate court reviewing the decision of a trial court in a non-jury trial.

(o)	Severability: If any part of these arbitration procedures is void and unenforceable, the validity of the remainder of the procedures shall not be affected.

        IN WITNESS WHEREOF, the Parent Company has caused this amended and restated Plan to be properly executed on the 30th day of August 2001.

LABORATORY CORPORATION OFAMERICA HOLDINGS

	By:	/s/Bradford T. Smith

	Its:	Executive Vice President

Attested to:

Secretary

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ARTICLE SEVEN

GLOSSARY

The following terms, when capitalized, shall have the meanings specified below unless the context clearly indicates to the contrary.

Actuarially Equivalent means, except as otherwise provided herein, the equivalent of a benefit payable in another form or commencing at another date, determined by the Administrator or an actuary employed by the Administrator. The actuarial assumptions, factors, or methods prescribed for analogous purposes by the Cash Balance Plan shall be used. The different actuarial assumptions, factors, or other methods prescribed in the Cash Balance Plan for former RBL employees and former NHL employees shall be used in calculating said Employees’ benefits under the Plan.

Administrator means the Parent Company’s Chief Executive Officer or, if applicable, such other individual or committee designated by either such Chief Executive Officer or the Board of Directors to serve as Administrator of the Plan.

Arbitrator means the attorney selected pursuant to Plan Section 6.2(c).

Board of Directors means the Parent Company’s Board of Directors.

Cash Balance Plan means the Laboratory Corporation of America Cash Balance Retirement Plan, as amended from time to time.

Claimant means any person who asserts a claim with respect to the Plan.

Code means the Internal Revenue Code of 1986, as amended from time to time.

Early Retirement Date means the first day of any calendar month elected by a Participant for Retirement Benefit commencement prior to the Participant’s Normal Retirement Date. A Participant’s Early Retirement Date must be the first day of a month following the latest of the Participant’s termination of Employment, the Participant’s 55th birthday, or his or her completion of five years of Service.

Employee means an individual who is considered by his or her Employer to be its common law Employee or officer (i.e., a person whose wages from the Employer are subject to federal income tax withholding).

Employer means the Parent Company, its wholly-owned subsidiaries, any successors thereto, or any other corporation or other business entity that is an “Employer” under the Cash Balance Plan.

Employment means the period during which an individual is an Employee. Employment shall commence on the day the individual first performs Services for an Employer as an Employee and shall terminate on the day the individual ceases to be an Employee.

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ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

NHL means National Health Laboratories Incorporated, whose parent National Health Laboratories Holdings Inc. merged with RBL to form Laboratory Corporation of America Holdings.

Normal Minimum Benefit means the monthly Cash Balance Plan benefit that would have been payable to the Participant under the NHL retirement formula set forth in Section 5.1.2 of the Cash Balance Plan if

(a)	the Cash Balance Plan had always included Prior Service in its Service determinations for eligibility, vesting, and benefit accrual purposes and had counted compensation (limited as described in paragraph (b) below) paid during Prior Service for benefit determinations; and

(b)	the Cash Balance Plan never had imposed benefit limitations designed to comply with Code Sections 401(a)(17) (establishing a limit on pensionable compensation), 401(a)(4) (prohibiting discrimination in favor of highly compensated employees), or 415 (establishing maximum benefit limits), but had imposed a $300,000 cap on the annual amount of a Participant’s compensation taken into account under the Cash Balance Plan for benefit calculation purposes. The $300,000 cap on compensation shall be indexed annually for inflation for the payment of all benefits under the Plan, beginning in 1997, in the manner determined by the Administrator.

Normal Retirement Date means the first day of the calendar month coincident with or next following the later of a Participant’s 65th birthday or of the Participant’s completion of five years of Service.

Parent Company means Laboratory Corporation of America Holdings or its successor.

Participant means an individual who is a participant in this Plan, as determined under Article One.

Plan means the Laboratory Corporation of America Amended and Restated New Pension Equalization Plan, as set forth in this document.

Prior Service means a Participant’s last period of Employment with an acquired entity listed on Exhibit A. Such Employment will only be treated as Prior Service if the Participant became an Employee of an Employer or its predecessor immediately after that period of acquired entity Employment ended.

Retirement Benefit means any benefit under this Plan other than a Spousal Death Benefit.

RBL means Roche Biomedical Laboratories, Inc., which merged with National Health Laboratories Holdings Inc. to form Laboratory Corporation of America Holdings.

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RBL Minimum Benefit means the benefit a Participant would be entitled to under the RBL SERP if he or she had continued to participate in that Plan and

(a)	the Roche Biomedical Laboratories Retirement Plan, as in effect as of December 31, 1988, had always included Prior Service in its Service determinations and had counted compensation (limited as described in paragraph (b) below) paid during Prior Service for benefit determinations;

(b)	the Roche Biomedical Laboratories Retirement Plan, as in effect of December 31, 1988, never had imposed benefit limitations designed to comply with Code Sections 401(a)(17) (establishing a limit on pensionable compensation), 401(a)(4) (prohibiting discrimination in favor of highly compensated employees), or 415 (establishing maximum benefit limits) but had imposed a $300,000 cap on the annual amount of a Participant’s compensation taken into account under the Roche Biomedical Laboratories Retirement Plan for benefit calculation purposes. The $300,000 cap on compensation shall be indexed annually for inflation for the payment of all benefits under the Plan, beginning in 1997, in the manner determined by the Administrator; and

(c)	the RBL SERP’s benefits were not accrued in the form of straight life annuities, payable monthly, commencing at age 65 but, instead, were accrued in the form of Actuarially Equivalent life and 10 year certain annuities, payable monthly, commencing at age 65.

RBL SERP means the Supplemental Executive Retirement Plan of Roche Biomedical Laboratories, Inc. This Plan has assumed the RBL SERP benefits of Employees who become Participants in this Plan. By accepting benefit accruals under this Plan, a Participant understands and agrees that the benefits to be paid under this Plan will be reduced by any rights he or she might have under the RBL SERP. See Section 1.2.

Service means an Employee’s “service” as defined in Section 1.40 of the Cash Balance Plan, except that it shall also include the Employer’s Prior Service.

Spousal Death Benefit is defined in Section 2.6.

Vested means non-forfeitable.

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EXHIBIT A
TO THE
LABORATORY CORPORATION OF AMERICA
AMENDED AND RESTATED
NEW PENSION EQUALIZATION PLAN

Acquired Entities

For purposes of determining a Participant’s rights under the Laboratory Corporation of America Amended and Restated New Pension Equalization Plan, his or her Prior Service, and compensation paid during such Prior Service (up to a maximum of $300,000 per year, indexed annually for inflation for the payment of all benefits under the Plan, beginning in 1997, as determined by the Administrator), with an acquired entity listed below, shall be taken into account.

Allied Clinical Laboratories, Inc.
Biomedical Reference Laboratories, Inc.
Brown Laboratories, Inc.
CompuChem Laboratories, Inc.
Consolidated Biomedical Laboratories, Inc.
Medical Laboratory Associates, Inc.
National Health Laboratories Incorporated
National Laboratory Center, Inc. d/b/a MedExpress Roche Biomedical Laboratories, Inc.
Roche Clinical Laboratories, Inc.
Solely for the Participant Bradford T. Smith - Hoffman LaRoche
Solely for the Participant Michael A. Aicher - National Genetics Institute, Inc.

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